Exhibit 15.2

April 18, 2023

To: ATRenew Inc.

12th Floor, No. 6 Building, 433 Songhu Road, Shanghai

People’s Republic of China

Dear Sir/Madam:

We have acted as legal advisors as to the laws of the People’s Republic of China (excluding Hong Kong, Macau and Taiwan) to ATRenew Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2022 (the “Annual Report”).

We hereby consent to the reference of our name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry” and “Item 10. Additional Information—E. Taxation” in the Annual Report, and further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s Registration Statement on Form S-8 (No. 333-259187) filed on August 31, 2021.

We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices

Han Kun Law Offices